PDL BioPharma®

First Quarter 2016
FINANCIAL RESULTS CONFERENCE CALL

May 4, 2016



FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- Failure to acquire additional sources of revenues sufficient to continue operations;
- Competitive or market pressures on our licensees, borrowers and royalty counterparties;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of litigation or disputes; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

Focused on Long-term Growth

- Primary focus remains acquiring additional income-generating assets to increase long term value for our shareholders
- Have committed over $1 billion since embarking on this strategy in 2012
- Have become a sought after financial partner to leading life science companies and other institutions seeking to access non-dilutive capital
- We are seeing more attractive assets, larger deals and a growing interest in royalty arrangements
- We may consider equity investment opportunities

Diverse Portfolio of Income Generating Deals

Transaction	Already Deployed*	Additional Committed*	Total of Deployed & Committed*	Deployed & Committted as Percent of Total	Optional or Milestoned Tranche*	Assets**	Counterparty
Debt							
Merus Labs	$ 55.0	$ -	$ 55.0	6%	$ -	2 drugs	Merus Labs
Durata	$ 40.0	$ -	$ 40.0	4%	$ -	1 drug	Durata
Lensar	$ 42.0	$ -	$ 42.0	4%	$ -	1 device and Alphaeon stock	Alphaeon
Direct Flow	$ 55.0	$ -	$ 55.0	6%	$ 5	2 devices	Direct Flow
Paradigm Spine	$ 54.0	$ -	$ 54.0	5%	$ 3	1 device	Paradigm Spine
kaléo	$ 150.0	$ -	$ 150.0	15%	$ -	2 drug/device combos	kaléo/Sanofi
CareView	$ 20.0	$ -	$ 20.0	2%	$ 20	1 device	CareView
Royalty							
Depomed	$ 240.5	$ -	$ 240.5	24%	$ -	5 drugs	Depomed/Valeant/ Merck/ Janssen/ BI
VB	$ 15.5	$ -	$ 15.5	2%	$ -	same as Paradigm Spine	Paradigm Spine
Michigan	$ 65.6	$ -	$ 65.6	7%	$ -	1 drug	Genzyme/Sanofi
Ariad	$ 50.0	$ 50.0	$ 100.0	10%	$ 100	2 drugs	Ariad
AcelRx	$ 65.0	$ -	$ 65.0	7%	$ -	1 drug/device combo	Grünenthal
Hybrid							
Avinger	$ 20.0	$ -	$ 20.0	2%	$ -	2 devices	Avinger
AxoGen	$ 20.8	$ -	$ 20.8	2%	$ -	3 devices	AxoGen
Wellstat Diagnostics	$ 44.0	$ -	$ 44.0	4%	$ -	1 device, multiple assays, 2 drugs, land	Wellstat
Total	$ 937.4	$ 50.0	$ 987.4	100%	$ 128.0		

Concluded
On-Going

* $ in millions

**For debt deals, assets refers to collateral or guarantees.
For royalty deals, assets refer to the products on which royalties are calculated.

PDL BioPharma

Dividend Program

- Long term growth top priority with shareholder value in mind
- Five cent dividend paid during first quarter of 2016
- Five cent dividend approved for second quarter to be paid on June 13th to shareholders of record on June 6
- Board will evaluate dividend policy on a quarter by quarter basis

PDL BioPharma

First Quarter Ended March 31, 2016 Overview

(In thousands, except per share amounts)	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
Royalties from Queen et al. patents	$ 121,455	$ 127,810
Royalty rights - change in fair value	(27,102)	11,362
Interest revenue	8,964	10,534
License and other	(193)	-
Total revenues	103,124	149,706
G&A expenses	9,846	7,666
Operating income	93,278	142,040
Interest and other income, net	113	86
Interest expense	(4,550)	(8,610)
Income before income taxes	88,841	133,516
Income tax expense	32,954	49,018
Net income	$ 55,887	$ 84,498
Net income per share - Basic	$ 0.34	$ 0.52
Net income per share - Diluted	$ 0.34	$ 0.50

	March 31, 2016	December 31, 2015
Cash, cash equivalents and short-term investments	$ 291,956	$ 220,352
Total notes receivable	$ 371,856	$ 364,905
Total royalty rights - at fair value	$ 354,881	$ 399,204
Total assets	$ 1,055,375	$ 1,012,205
Total term loan payable	$ -	$ 24,966
Convertible notes payable	$ 230,850	$ 228,862
Total stockholders's equity	$ 742,531	$ 695,952

PDL BioPharma

First Quarter Ended March 31, 2016 Overview (continued)

	Three Months Ended March 31, 2016	2015
GAAP earnings per share - Diluted	$0.34	$0.50
Adjustments to Non-GAAP net income (as detailed below)	0.18	(0.03)
Non-GAAP earnings per share - Diluted	$0.52	$0.47

	Three Months Ended March 31, 2016	2015
GAAP net income as reported	$55,887	$84,498
Adjustments:		
Mark-to-market adjustment to fair value assets	44,323	(10,424)
Non-cash interest revenues	(1,951)	(2,105)
Non-cash stock-based compensation expense	786	501
Non-cash debt offering costs	2,461	4,066
Mark-to-market adjustment on warrants held	329	-
Income tax effect related to above items	(17,047)	2,922
Total adjustments	28,901	(5,040)
Non-GAAP net income	$84,788	$79,458

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered "non-GAAP" financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides our investors with information that offers greater insight into reconciling our earnings with the cash flows from our business and investments and more appropriately reflects the amounts and financial basis upon which our management assesses and operates our business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles and should not be viewed in isolation or as a substitute for reported, or GAAP, net income, and diluted earnings per share, and are not a substitute for, or superior to, measures of financial performance performed in conformity with GAAP.

PDL BioPharma

PDL BioPharma

QUESTION AND ANSWER SESSION





